Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 26, 2023, with respect to the consolidated financial statements of GDEV Inc. (formerly Nexters Inc.) included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Certified Auditors S.A.

Athens, Greece
July 31, 2023